Exhibit 99.2

Nabriva Therapeutics Receives U.S. FDA Approval of Xenleta™ (lefamulin) to Treat Community-Acquired Bacteria Pneumonia (CABP)

First New IV and Oral Antibiotic with a Novel Mechanism of Action Approved in Nearly Two Decades Provides Critically Needed Treatment Option for Adult Patients with CABP

XENLETA Expected to be Available mid-September 2019

Conference call and webcast today at 4:30 p.m. EDT

DUBLIN, Ireland, August 19, 2019 — Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, announced today that the U.S. Food and Drug Administration (FDA) has approved Nabriva’s new drug applications for the oral and intravenous (IV) formulations of Xenleta™ (lefamulin) for the treatment of community-acquired bacterial pneumonia (CABP) in adults. As the first IV and oral antibiotic with a novel mechanism of action approved by the FDA in nearly two decades, XENLETA represents an important new empiric monotherapy treatment option for adults with CABP.

“Today’s approval of XENLETA is a significant breakthrough in the collective fight against the growing threat of antimicrobial resistance and provides a desperately needed IV and oral empiric monotherapy treatment option for adults with CABP,” said Ted Schroeder, chief executive officer of Nabriva Therapeutics. “We are especially proud of this approval because XENLETA was discovered in our labs over a decade ago and the entire development program was designed and executed by our dedicated and passionate team. We are indebted to the patients and researchers who collaborated with us and are excited to bring to patients and healthcare providers a novel, short course, empiric monotherapy treatment option for CABP. XENLETA has a mechanism of action that is different than other approved antibiotics, resulting in a low propensity for the development of resistance, as well as a lack of cross-resistance with the beta-lactam, fluoroquinolone, glycopeptide, macrolide, and tetracycline antibiotic classes. XENLETA has a targeted in vitro spectrum of activity against the most common causative Gram-positive, Gram-negative and atypical pathogens associated with CABP, which aligns with the principles of antimicrobial stewardship.”

“The gravity of antimicrobial resistance cannot be overstated, particularly in the context of treating pneumonia,” said Julio Ramirez, MD, FACP, Professor of Medicine, and Chief within the Division of Infectious Diseases, University of Louisville School of Medicine. “As an infectious disease specialist who treats CABP patients in the hospital setting, I am grateful to have both a new IV and oral option that gives me confidence that my patients will continue to receive appropriate therapy once they are discharged from the hospital.”

XENLETA is available for oral (600 mg every 12 hours) and IV (150 mg every 12 hours) administration with a short 5-to-7 day course of therapy. Clinicians can initiate patients on IV or oral therapy, allowing for potential avoidance of hospitalization, or can transition from IV to oral therapy, which may expedite discharge from the hospital. Currently, the median length of stay for patients with pneumonia is 3-to-4 days, resulting in approximately $17 billion in hospital costs per year in the United States. The opportunity to avoid a hospital admission or to discharge a patient earlier on oral therapy benefits patients and may result in significant savings to the health system.

Both the IV and oral formulations of XENLETA were granted Qualified Infectious Disease Product (QIDP) and Fast Track designation by the FDA. The FDA approval was based on a clinical development program supported by a robust data package, including two pivotal, Phase 3 trials (known as LEAP 1 and LEAP 2) that evaluated the safety and efficacy of IV and oral XENLETA compared to moxifloxacin in the treatment of adults with CABP. LEAP 1 was designed to evaluate 5-to-7 days of IV/oral therapy of XENLETA versus 7-days of IV/oral moxifloxacin, with or without linezolid, with both treatment groups having the option to switch from IV to oral administration after 3-days. LEAP 2 evaluated 5-days of oral XENLETA versus 7-days of oral moxifloxacin. LEAP 1 showed comparable efficacy with moxifloxacin, with or without linezolid, while LEAP 2 showed comparable efficacy with moxifloxacin, with two fewer days of therapy. XENLETA was generally well tolerated in both LEAP 1 and LEAP 2.

“Emergency departments across the country treat hundreds of thousands of patients with CABP each year. Many of these patients, especially elderly patients with comorbidities, are admitted solely because of the lack of an effective and well-tolerated oral treatment option” said Philip Giordano, MD, Vice Chairman of Emergency Medicine at the Orlando Regional Medical Center. “With a new oral antibiotic option that has been shown to be as effective as a respiratory fluoroquinolone, possessing a favorable side effect profile, we can consider sending more patients home directly from the emergency department and avoid costly hospitalizations, which is good for both patient care and the health system.”

Pneumonia is an infection of the lung that can be serious and fatal, especially among older adult patients with comorbidities. There are approximately five million cases of pneumonia in the U.S. each year, and pneumonia is the fifth leading cause of hospitalization and one of the leading causes of infection-related death. Streptococcus pneumoniae is the most common cause of bacterial pneumonia in the U.S. According to recent data from the SENTRY Antimicrobial Surveillance Program, in the U.S., approximately 30 to 60 percent of S. pneumoniae, depending on region, are macrolide resistant. In addition to macrolides, fluoroquinolones are another common treatment option for CABP. This broad-spectrum class is an effective option, however fluoroquinolones carry boxed warnings for several significant safety concerns.

Nabriva expects XENLETA will be available through major U.S. specialty distributors in mid-September 2019. XENLETA will have a wholesale acquisition (WAC) price of $205 per IV patient treatment day and $275 per oral patient treatment day.

“Offering clinicians and patients a new treatment option for CABP that addresses the urgent and growing threat of antimicrobial resistance is our top priority. With that in mind, our team has been working hard to make XENLETA available in the weeks ahead to ensure that patients with CABP who can benefit from this new treatment option can access it,” said Schroeder.

Conference Call and Webcast

Nabriva Therapeutics will host a conference call and webcast today, August 19, 2019, at 4:30 p.m. EDT. The live webcast can be accessed under “Events and Presentations” in the Investors section of Nabriva Therapeutics’ website at www.nabriva.com and will be accessible for 90 days. The conference call can also be accessed by dialing (866) 811-8671 (U.S./Canada) or (409) 981-0874 (international) and providing the passcode 8787189.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Based on results from its two global, Phase 3 clinical trials, Nabriva Therapeutics believes XENLETA is well-positioned for use as a first-line monotherapy for the treatment of CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, availability of oral and IV formulations and a generally well-tolerated safety profile. Nabriva Therapeutics believes XENLETA represents a potentially important new treatment option for the approximately five million adults in the United States diagnosed with pneumonia each year.

In LEAP 1 and LEAP 2 (pooled), the median age of patients treated with XENLETA was 61 (range 19-97) years; 42% of patients were 65 years or older and 18% of patients were 75 years or older. In both trials, approximately half of XENLETA-treated patients had impaired renal function and the most common other comorbidities included hypertension, asthma/COPD and diabetes mellitus. These baseline characteristics were broadly representative of the adult patient population with CABP.

In LEAP 1, XENLETA demonstrated non-inferiority compared to moxifloxacin, with or without linezolid, for the FDA primary endpoint of early clinical response (ECR) assessed 72 to 120 hours following initiation of therapy in the intent to treat (ITT) patient population (ECR rate = 87.3% for XENLETA and 90.2% for moxifloxacin, with or without linezolid; treatment difference -2.9 [95% confidence interval (CI) -8.5, 2.8]). In LEAP 2, 5-days of oral XENLETA also demonstrated non-inferiority to 7-days of oral moxifloxacin for the ECR endpoint in the ITT population (ECR rate = 90.8% for XENLETA and 90.8% moxifloxacin; treatment difference 0.1 [95% confidence interval (CI) -4.4, 4.5]). Importantly, high-risk patients 65 years and older achieved a similar ECR rate as those less than 65 years of age. The most common adverse reactions in patients receiving XENLETA in LEAP 1 (IV and oral) were administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache in LEAP 1, and in LEAP 2 (oral only) diarrhea, nausea, vomiting and hepatic enzyme elevation. Few discontinuations due to adverse reactions were reported (3.3% in both treatment arms) and the 28-day mortality was low and balanced between treatment groups [8 patients (1.2%)] and [7 patients (1.1%)] for XENLETA and comparator, respectively from pooled data for LEAP 1 and LEAP 2.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA (lefamulin), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing ContepoTM (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. For more information, please visit https://www.nabriva.com.

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION

XENLETA is a pleuromutilin antibacterial indicated for the treatment of adults with community-acquired bacterial pneumonia (CABP) caused by the following susceptible microorganisms: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

USAGE

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XENLETA and other antibacterial drugs, XENLETA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

XENLETA is contraindicated in patients with known hypersensitivity to XENLETA or pleuromutilins.

XENLETA tablets are contraindicated for use with CYP3A4 substrates that prolong the QT interval.

WARNINGS AND PRECAUTIONS

XENLETA has the potential to prolong the QT interval. Avoid XENLETA in patients with known QT prolongation, ventricular arrhythmias, and patients receiving drugs that may prolong the QT interval.

Based on animal studies, XENLETA may cause fetal harm. Advise females of reproductive potential of the potential risk to the fetus and to use effective contraception.

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all systemic antibacterial agents, including XENLETA, with severity ranging from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

ADVERSE REACTIONS

The most common adverse reactions (>2%) for (a) XENLETA Injection are administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache and (b) XENLETA Tablets are diarrhea, nausea, vomiting, and hepatic enzyme elevation.

USE IN SPECIFIC POPULATIONS

In patients with severe hepatic impairment, reduce the dosage of XENLETA Injection to 150 mg infused over 60 minutes every 24 hours. XENLETA Tablets are not recommended in patients with moderate or severe hepatic impairment due to insufficient information to provide dosing recommendations.

Avoid XENLETA Injection and Tablets with concomitant strong or moderate CYP3A or P-gp inducers. Monitor for reduced efficacy of XENLETA.

Avoid XENLETA Tablets with strong CYP3A or P-gp inhibitors.

Monitor for adverse reactions of sensitive CYP3A substrates administered with XENLETA Tablets.

XENLETA has not been studied in pregnant women. Verify pregnancy status in females prior to initiating XENLETA and advise females to use contraception during treatment and for 2 days after the final dose. Lactating women should pump and discard milk for the duration of treatment with XENLETA and for 2 days after the final dose.

To report SUSPECTED ADVERSE REACTIONS, or administration during pregnancy, contact Nabriva Therapeutics US, Inc. at 1-855-5NABRIVA or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see Full Prescribing Information for XENLETA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about launch and commercialization of XENLETA for the treatment of CABP, the development of CONTEPO for cUTI, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring XENLETA and CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans to pursue research and development of other product candidates, the sufficiency of Nabriva Therapeutics’ existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and whether market demand for XENLETA is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force and prepare for commercial launch of XENLETA on the timeline expected, or at all, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI or of XENLETA for the treatment of CABP, the ability to retain and hire key personnel, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502